FOR IMMEDIATE RELEASE	CONTACT:
Monday, May 9, 2016	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2016 Results

West Des Moines, Iowa, May 9, 2016 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2016	2015
Net income attributable to FBL Financial Group	$25,946	$23,591
Operating income	26,318	23,815
Earnings per common share (assuming dilution):
Net income	1.04	0.94
Operating income	1.05	0.95

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the first quarter of 2016 of $25.9 million, or $1.04 per diluted common share, compared to $23.6 million, or $0.94 per diluted common share, for the first quarter of 2015.

Operating Income(1). Operating income totaled $26.3 million, or $1.05 per common share, for the first quarter of 2016, compared to $23.8 million, or $0.95 per common share, for the first quarter of 2015. Increased first quarter 2016 operating income per share reflects:

•	A decrease in death benefits in the Life Insurance segment compared to the first quarter of 2015

•	The benefit of investment fee income of $0.04 per share, primarily due to bond prepayments

•	A growing book of profitable business

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered a solid financial performance in the first quarter of 2016 with net income of $1.04 per share and operating income of $1.05 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "By serving the needs of the Farm Bureau niche market, our Farm

Bureau Life business continues to produce consistent growth. Annuity sales are strong, resulting in a 12 percent increase in annuity premiums collected in the first quarter of 2016 compared to the prior year. In addition to increased operating and net income, we returned $60 million of capital to shareholders in the first quarter via a $2.00 per share special dividend and an increased regular dividend of $0.42 per share."

Product Revenues. Premiums and product charges for the first quarter of 2016 totaled $78.2 million compared to $75.3 million in the first quarter of 2015. Interest sensitive product charges were flat while traditional life insurance premiums increased six percent during the quarter. Premiums collected(2) in the first quarter of 2016 totaled $173.2 million compared to $166.2 million in the first quarter of 2015. Annuity premiums collected increased 12 percent while life insurance premiums collected increased one percent.

Investment Income. Net investment income in the first quarter of 2016 totaled $98.4 million compared to $98.8 million in the first quarter of 2015. The decrease is due to lower investment yields, partially offset by higher average invested assets. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.42 percent for the quarter ended March 31, 2016, compared to 5.66 percent for the quarter ended March 31, 2015. At March 31, 2016, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $145.3 million in the first quarter of 2016, a decrease from $145.8 million in the first quarter of 2015. Death benefits, net of reinsurance and reserves released, totaled $24.9 million in the first quarter of 2016, compared to $29.7 million in the first quarter of 2015. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains/Losses on Investments. In the first quarter of 2016, FBL Financial Group recognized net realized losses on investments of $0.6 million. The net realized loss on investments of $0.6 million is attributable to realized gains on sales of $1.6 million and impairments of $2.2 million.

Stock Repurchases. During the first quarter of 2016, FBL Financial Group purchased 720 shares of its Class A common stock. In March 2016, FBL Financial Group announced the authorization of a new stock repurchase program for up to $50.0 million.

Capital and Book Value. As of March 31, 2016, the book value per share of FBL Financial Group common stock totaled $47.08, compared to $45.61 at December 31, 2015. Book value per share, excluding accumulated other comprehensive income(3), totaled $39.60 at March 31, 2016, compared to $40.99 at December 31, 2015. Book value per share reflects a $2.00 per share special dividend paid to shareholders in March 2016. The March 31, 2016 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 539 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 10, 2016, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2016	2015
Revenues:
Interest sensitive product charges	$28,111	$28,121
Traditional life insurance premiums	50,138	47,148
Net investment income	98,385	98,773
Net realized capital gains (losses) on sales of investments	1,590	(366)

Total other-than-temporary impairment losses	(3,719)	—
Non-credit portion in other comprehensive income	1,522	—
Net impairment losses recognized in earnings	(2,197)	—

Other income	3,639	4,270
Total revenues	179,666	177,946

Benefits and expenses:
Interest sensitive product benefits	54,419	55,808
Traditional life insurance benefits	44,569	45,709
Policyholder dividends	3,040	2,961
Underwriting, acquisition and insurance expenses	37,714	35,541
Interest expense	1,212	1,212
Other expenses	4,358	4,530
Total benefits and expenses	145,312	145,761
	34,354	32,185
Income taxes	(11,069)	(10,384)
Equity income, net of related income taxes	2,652	1,769
Net income	25,937	23,570
Net loss attributable to noncontrolling interest	9	21
Net income attributable to FBL Financial Group, Inc.	$25,946	$23,591

Earnings per common share - assuming dilution	$1.04	$0.94

Weighted average common shares	24,949,840	24,899,278
Effect of dilutive securities	57,957	109,300
Weighted average common shares - diluted	25,007,797	25,008,578

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended
	March 31,
	2016	2015
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$25,946	$23,591
Adjustments:
Net realized gains/losses on investments (a)	397	247
Change in net unrealized gains/losses on derivatives (a)	(25)	(23)
Operating income	$26,318	$23,815

Operating income per common share - assuming dilution	$1.05	$0.95

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2016	December 31, 2015
Book value per share	$47.08	$45.61
Less: Per share impact of accumulated other comprehensive income	7.48	4.62
Book value per share, excluding accumulated other comprehensive income	$39.60	$40.99

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $185.9 million at March 31, 2016 and $114.5 million at December 31, 2015. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2016	December 31, 2015
Assets
Investments	$7,895,115	$7,722,753
Cash and cash equivalents	23,447	29,490
Deferred acquisition costs	286,789	335,783
Other assets	422,782	418,721
Assets held in separate accounts	607,739	625,257
Total assets	$9,235,872	$9,132,004

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,467,569	$6,401,481
Other policy funds, claims and benefits	638,941	638,362
Debt	97,000	112,000
Other liabilities	251,471	220,430
Liabilities related to separate accounts	607,739	625,257
Total liabilities	8,062,720	7,997,530

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	150,779	149,248
Class B common stock	72	72
Accumulated other comprehensive income	185,918	114,532
Retained earnings	833,341	867,574
Total FBL Financial Group, Inc. stockholders' equity	1,173,110	1,134,426
Noncontrolling interest	42	48
Total stockholders' equity	1,173,152	1,134,474
Total liabilities and stockholders' equity	$9,235,872	$9,132,004

Common shares outstanding	24,852,306	24,808,176

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